UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2021

AVEO Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34655	04-3581650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Winter Street Boston, Massachusetts	02108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 400-0101

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AVEO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On April 15, 2021, the board of directors (the “Board”) of AVEO Pharmaceuticals, Inc. (the “Company”), following the recommendation of the Nominating and Governance Committee, elected Dr. Kevin Cullen as a member of the Board, effective April 15, 2021. In accordance with the Company’s Second Amended and Restated By-Laws, Dr. Cullen will serve as a director until the 2021 Annual Meeting of Stockholders and thereafter until his successor has been duly elected and qualified or until his earlier death, resignation or removal.

The Board expects to appoint Dr. Cullen to one or more committees of the Board in connection with its next regularly scheduled meeting. The Company will provide the foregoing information by filing an amendment to this Current Report on Form 8-K after the information is determined or becomes available.

Dr. Cullen currently serves as the Marlene and Stewart Greenebaum Distinguished Professor in Oncology and director of the Program in Oncology at the University of Maryland School of Medicine. He also serves as director of the University of Maryland Marlene and Stewart Greenebaum Comprehensive Cancer Center, a position he has held since January 2004. In addition to the positions he holds at the University of Maryland, Dr. Cullen also serves on the scientific advisory committees for the Cancer Centers of University of Minnesota, Case Western Reserve University, The Ohio State University Comprehensive Cancer Center, and Johns Hopkins University. In 2011, he was appointed by President Obama to the National Cancer Advisory Board. Dr. Cullen’s previous experience was as interim director of the Lombardi Cancer Center at Georgetown University from October 2000 to September 2002 and professor of medicine, oncology, and otolaryngology at Georgetown University School of Medicine from July 2002 to January 2004.

There are no arrangements or understandings between Dr. Cullen and any other person pursuant to which he was elected as a director. There are no transactions in which Dr. Cullen has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

Dr. Cullen will receive compensation for his service as a non-employee director in accordance with the Company’s director compensation policy, including the award of a one-time nonqualified stock option under the Company’s 2019 Equity Incentive Plan, as amended (the “Plan”) to purchase 25,000 shares of the Company’s common stock (“Common Stock”) at an exercise price of $6.30 per share, which was equal to the closing price of Common Stock on The Nasdaq Capital Market on the effective date of Dr. Cullen’s election. This option vests in 36 equal monthly installments commencing with the first day of the month following the date of grant, subject to the director’s continued service on the Board. In addition, Dr. Cullen, beginning with the 2022 annual meeting of stockholders, will be entitled to an annual award upon re-election at each annual meeting of stockholders, of a nonqualified stock option (an “Annual Director Option”) under and pursuant to the Plan to purchase shares of Common Stock having an exercise price per share equal to the then-fair market value of the Common Stock. The Annual Director Option vests in twelve equal monthly installments commencing on the first day of the month following the date of grant, subject to Dr. Cullen’s continued service on the Board. Dr. Cullen will also receive cash fees for services as a Board member pursuant the Company’s director compensation policy, as updated from time to time by the Board.

Item 8.01.	Other Events.

On April 16, 2021, the Company issued a press release announcing Dr. Cullen’s election as a member of the Board, among other matters. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release issued by the Company on April 16, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.

Date: April 16, 2021	By:	/s/ Michael Bailey
Michael Bailey President and Chief Executive Officer